Exhibit 99.01

DexCom Inc. Reports First Quarter 2012 Financial Results

SAN DIEGO, CA—(BUSINESS WIRE-May 2, 2012) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended March 31, 2012.

Product revenue grew to $18.6 million for the first quarter of 2012, an increase of approximately 42% from the $13.1 million in product revenue reported for the first quarter of 2011. Total first quarter 2012 revenue, which included development grant and other revenue, grew to $20.1 million, an increase of 42% from the same quarter in 2011. Product gross profit totaled $9.0 million for the three months ended March 31, 2012, compared to a product gross profit of $4.8 million for the three months ended March 31, 2011. The Company reported a net loss of $14.1 million, or $0.21 per share for the three months ended March 31, 2012, compared to a net loss of $11.9 million, or $0.19 per share for the three months ended March 31, 2011. The net loss included $5.7 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization, offset by a one-time non-cash tax benefit of $1.3 million.

Product cost of sales increased $1.2 million to $9.6 million for the first quarter of 2012 compared to $8.4 million for the same quarter in 2011, primarily due to increased volume of product sales. Total cost of sales totaled $10.7 million for the first quarter of 2012 compared to $9.1 million for first quarter of 2011, primarily due to increased product sales. Research and development expense increased by approximately $3.4 million to $9.7 million for the first quarter of 2012 compared to $6.3 million for the first quarter of 2011. Changes in research and development expense included additional salaries and payroll related costs, consulting costs and clinical trial costs. Selling, general and administrative expense increased by approximately $4.4 million to $15.1 million for the first quarter of 2012 compared to $10.7 million for the first quarter of 2011, with the change primarily due to additional selling, marketing, and legal costs. As of March 31, 2012, the Company had $71.2 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “31897098” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended March 31, 2012, as filed with the Securities and Exchange Commission on May 2, 2012.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$5,119	$2,553
Short-term marketable securities, available-for-sale	65,065	79,358
Accounts receivable, net	12,543	12,547
Inventory	8,044	8,171
Prepaid and other current assets	2,051	1,781

Total current assets	92,822	104,410
Property and equipment, net	16,206	15,019
Restricted cash	1,039	939
Intangible assets, net	4,610	0
Goodwill	3,162	0
Other assets	123	107

Total assets	$117,962	$120,475

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7,980	$6,346
Accrued payroll and related expenses	6,251	6,804
Current portion of deferred revenue	1,845	1,591

Total current liabilities	16,076	14,741
Other liabilities	1,501	963
Long-term portion of deferred revenue	834	281

Total liabilities	18,411	15,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	0	0
Common stock, $0.001 par value, 100,000 authorized; 68,833 and 68,550 issued and outstanding, respectively, at March 31, 2012; and 67,833 and 67,549 shares issued and outstanding, respectively, at December 31, 2011	69	68
Additional paid-in capital	504,773	495,626
Accumulated other comprehensive loss	(103)	(80)
Accumulated deficit	(405,188)	(391,124)

Total stockholders’ equity	99,551	104,490

Total liabilities and stockholders’ equity	$117,962	$120,475

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Product revenue	$18,618	$13,139
Development grant and other revenue	1,477	1,035

Total revenue	20,095	14,174
Product cost of sales	9,587	8,352
Development and other cost of sales	1,121	706

Total cost of sales	10,708	9,058

Gross profit	9,387	5,116
Operating expenses
Research and development	9,715	6,268
Selling, general and administrative	15,069	10,718

Total operating expenses	24,784	16,986

Operating loss	(15,397)	(11,870)
Interest and other income	25	26
Interest expense	0	(6)

Loss before income taxes	(15,372)	(11,850)
Income tax expense (benefit)	(1,308)	0

Net loss	$(14,064)	$(11,850)

Basic and diluted net loss per share	$(0.21)	$(0.19)

Shares used to compute basic and diluted net loss per share	67,790	62,179